E-PAY MASTER AGREEMENT

Exhibit 10.1

This E-Pay Master Agreement (“Agreement”) is made and entered into as of the 31st day of January 2017 (“Effective Date”), by and between the Office of the Illinois State Treasurer ("Treasurer") and JetPay Payment Services, FL, LLC (“Contractor").

WHEREAS, pursuant to 15 ILCS 505/17 the Treasurer offers any unit of State or local government an electronic payment program (“E-Pay”) that allows individuals to make payments via credit card (“End-User”);

WHEREAS, the Treasurer issued a Request for Proposals Electronic Payment Processing Services 370-300-16-002 on June 15, 2016; and

WHEREAS, the Contractor’s proposal was selected by the Treasurer via a competitive procurement process to provide the services set forth in the RFP, and the Contractor has agreed to provide such services.

NOW, THEREFORE, in consideration of the above stated recitals, the mutual promises, covenants, representations and conditions contained herein, the parties agree as follows:

1.	TERM

The term of this Agreement shall be six (6) years, unless terminated in accordance with the terms of this Agreement. The Treasurer may, with the consent of Contractor, elect to extend this Agreement for additional periods, not to exceed a total term of ten (10) years, including the initial six (6) years.

2.	SERVICES

The Contractor shall perform the following services (collectively, the “Services”):

2.1	Electronic Processing Services

A.	Accept all of the major card brands, namely Visa, MasterCard, Discover and American Express, and E-checks for any unit of State or local government that executes a Participant specific agreement to participate in E-Pay (“Participant”); using one or more of the following methods:

1.	Processing transactions that are integrated with CSI JetPay, the Contractor’s proprietary hosted platform solution (such solution, the “Platform,” and the transactions, the “Platform Transactions”). Platform Transactions may be integrated with the Platform via the following methods:

a.	An integration provided by the Treasurer;

b.	An integration provided by the Participant; and

c.	An integration developed by the Contractor for a specific Participant.

2.	Processing transactions via point-of-sale (“POS”) equipment, Interactive Voice Response (“IVR”), and/or the internet that do not integrate with the Platform (collectively, the “Non-Platform Transactions).

B.	Permit any Participant to absorb (such Participant, an “Absorbing Participant”) or pass through (such Participant, a “Passing Participant”) processing fees;

C.	Provide enrollment capabilities, including online application and electronic signature functionality, that allow the Treasurer to review enrollments for quality control purposes prior to set-up of a Participant by the Contractor;

D.	Provide the Treasurer direct access to Contractor’s enrollment and reporting portals;

E.	Continue to advance the Services, based on new technology, security, industry trends, and industry and legal mandates;

F.	Sell or rent to Participants in accordance with the Cost Schedule, attached hereto as Exhibit A, all equipment and items necessary for POS service, including, but not limited to the following: Card swipe/E-check terminals/check scanners, Euro, MasterCard and Visa (“EMV”) capable terminals, printers, debit pin pads, and mobile terminals in each case as set forth on the Supported Devices List, attached hereto as Exhibit B (the “Supported Devices”); near-field communication (where applicable); virtual terminals; swivels/stands; terminal paper/supplies; equipment instruction manuals; equipment warranty information; and window/counter displays that show card brand and device type acceptance. In addition, Contractor shall perform the following:

1.	Provide free software updates for all Supported Devices; and

2.	Exchange each existing E-Pay EMV swipe device (each an “Eligible Exchange Terminal”) with a Supported Device, chosen by the Absorbing Participant, in accordance with the limitations set forth in this Agreement for all existing Absorbing Participants as of the Effective Date (collectively, the “EMV Exchange Program”). Contractor shall exchange an Absorbing Participant’s Eligible Exchange Terminal by giving the Absorbing Participant a purchase credit that is equal to the purchase price listed in the Cost Schedule for such Eligible Exchange Terminal or the equivalent thereto, regardless of the equipment’s age (“Purchase Credit”). The Absorbing Participant may use the Purchase Credit to exchange its Eligible Exchange Terminal for a Supported Device of equal or greater value. In the event that the Absorbing Participant selects a Supported Device that is of greater value than the Purchase Credit, then the Participant shall pay the Contractor the difference. Notwithstanding the foregoing, all Absorbing Participants’ existing E-Pay EMV swipe devices are presumed eligible for the EMV Exchange Program, subject to Contractor’s ability to reasonably and in good faith request documentation from Participant to determine eligibility.

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G.	Manage POS equipment implementation. If required by the Payment Card Industry (“PCI”), Contractor shall use PCI certified Qualified Integrator and Reseller (“QIR”) staff to implement POS equipment;

H.	Provide Participants the ability to void or reverse any transaction;

I.	All Platform Transactions shall provide individual check-out pages per merchant ID and limit PCI scope for supported transactions to the lowest level possible for e-commerce;

J.	Provide an Application Program Interface (“API”), which provides the ability for the Treasurer and Participants to integrate mobile payment applications;

K.	Receive and respond to all retrievals and chargebacks on behalf of all Participants. The Contractor shall only reach out to Participants regarding retrievals and chargebacks if documentation is needed to resolve the claim and only debit the Participant if the chargeback claim is lost;

L.	Provide the Treasurer a Qualified Security Assessor’s (“QSA”) assessment of Contractor’s encryption solution(s) within six (6) months after the Effective Date. In the event that the Contractor updates or materially alters its encryption solution(s), the Contractor shall provide the Treasurer a new QSA that that reflects such updates or alterations;

M.	Initiate the process to provide a PCI certified encryption solution(s) within ninety (90) days of notification or knowledge that five (5) or more of the Recognized Visa Processors offers the same. In the event of the foregoing, the Contractor shall use best efforts to provide a PCI certified encryption solution(s) in a commercially reasonable timeframe. In the event that the Contractor obtains PCI certification for its encryption solution(s), the Contractor shall provide the Treasurer a copy of such certification promptly after receipt. As used herein, the term “Recognized Visa Processor” means the Visa processors listed on Exhibit C; and

N.	Provide Participants a lifetime warranty, which includes full replacement, for all Supported Devices Contractor sells, exchanges, or rents to Participants.

2.2	Settlement Services

A.	Originate settlement for all payments by End-Users to Participants on or before 12:00am CT for transactions that occurred on the prior business day with funding to the appropriate settlement account within 2 business days;

B.	For Absorbing Participants, settle fees on a monthly basis in accordance with the Cost Schedule and the most up-to-date Visa, MasterCard, Discover, and American Express and any other future or alternate card types (collectively, the “Card Brands”) interchange rates, dues, assessments, and any other pass through fees from the Card Brands (collectively, the “Interchange Fees”). For applicable Passing Participants, the Contractor shall settle fees on a monthly basis in accordance with the Cost Schedule;

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C.	Send settlement files to the Treasurer’s settlement custodial bank’s (“Settlement Bank”) in a standard banking format, approved by the Treasurer. Such settlement files must provide the addenda information necessary for the Treasurer to reconcile funds with the State ledger;

D.	Allow Participants to elect to be invoiced for applicable costs and fees;

E.	Reimburse Participants for any banking fees and/or loss of interest that are incurred due to Contractor’s or its subcontractor’s error in the clearing and settlement of any credit card and e-check payments; and

F.	Reimburse Settlement Bank Participants for the Settlement Bank’s monthly Account Maintenance fee, via a monthly credit to the Participant’s Settlement Bank account.

2.3	Reporting Services

A.	All E-Pay reports shall abide by the following requirements:

1.	Exportable in the following file formats: .csv; .xml; .pdf; .html; .xls; and .tab;

2.	Retained by the Contractor for seven (7) years from the report’s creation date;

3.	Customizable by the Treasurer and Participant, based upon the data collected during the transaction;

4.	Accessible by the Treasurer, regardless of whether it is created for or transmitted to a Participant or End-User;

5.	Correctable, in the event of an error, and includes a disclaimer that the report has been corrected for audit purposes; and

6.	Can be sent daily by email.

B.	Provide Participants the following types of reports:

1.	Sole Source Reports: reports shall provide a summary as well as transaction-specific details for all payments made by every card type or source of payment through every payment processing channel the Participant utilizes;

2.	Customizable Reports: reports that can be customized by the Participant and delivered via email, FTP, online reporting tool, and/or any other agreed upon method;

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3.	Origination and Settlement Reports: reports shall provide a summary, as well as transaction-specific details for all deposits, including credit card/E-check settlements, returns, and chargeback activity

4.	Payment Transaction Qualifying Report: monthly reports that allow an Absorbing Participant to track summarized transactions by Interchange Fee category; and

5.	Retrieval and Chargeback Reports: reports shall list all retrieval requests and chargebacks related to their processing. This shall include original retrieval and chargeback documentation initiated by the End-User and/or the credit card issuer.

C.	Provide End-Users the following:

1.	A confirmation number at the end of an approved telephone payment. If the payment is declined, provide a message that indicates the cause for the decline;

2.	A confirmation number for an approved internet payment. If the payment is declined, provide a message that indicates the cause for the decline;

3.	An email that is immediately sent to an End-User for internet payments, indicating whether his/her payment has been approved or declined. Cardholder information and data regarding the charge shall be included in the email for receipt purposes;

4.	Notification of any returned E-check for internet and POS payments; and

5.	A receipt for any POS Platform Transaction by email, if elected by the End-User.

D.	Provide the Treasurer the following types of reports:

1.	Sole Source Transactional Reports – Reports shall list all payments made by every card type or source of payment through every payment processing channel. Contractor shall make these reports available by merchant identification number (“MID”), Participant hierarchy, payment channel, routing number, absorbing or passing fee, and card brand;

2.	Sole Source Merchant Setup Reports – Reports shall list all Contractor-provided and externally procured POS equipment and third-party integrations. Contractor shall make these reports available by MID, Participant hierarchy, payment channel, routing number, and card brand;

3.	Monthly End-User Reports – Reports shall include the following: the names of all End-Users that used Platform Transactions who do not opt-out of receiving marketing materials, all such End-Users’ phone numbers, zip codes, and all such End-Users’ email addresses.

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4.	Performance Reports – The Monthly performance reports in this Section 2.3D.4 shall be sent to the Treasurer on the 10th of the month with information regarding the preceding month. Monthly, calendar year end, and fiscal year end performance reports shall include, but are not limited to, the following:

a.	Total E-Pay and by Participant transaction volume by payment channel and payment type;

b.	Total E-Pay and by Participant revenue generated for the Treasurer from processing Services;

c.	Total number of retrievals/chargebacks for E-Pay and by each Participant;

d.	Total number of Participant enrollments and closures;

e.	IVR call volume;

f.	Number of enrollment requests received;

g.	Average enrollment timeframe;

h.	Number of closure requests received;

i.	Average closure timeframe;

j.	Number of change of information requests received;

k.	Average change of information implementation timeframe;

l.	Number of Service outages;

m.	Average length of Service outage;

n.	Number of funding delays;

o.	Average impact amount caused by funding delays;

p.	Average time between issue acknowledgement and resolution; and

q.	Any other data requested by the Treasurer.

5.	Participants’ Retrieval and Chargeback Reports – reports shall list all retrieval requests and chargebacks related to their processing. This shall include original retrieval and chargeback documentation initiated by the End-User and/or the credit card issuer; and

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6.	Enrollment Report – report that details all E-Pay enrollments, including any MID updates for processing, funding, settlement, unauthorized use of an E-Pay enrollment MID.

E.	Provide each Participant an accurate 1099K for reporting purposes and file the Participants’ accurate 1099K with the Internal Revenue Service (“IRS”) by the due date;

F.	Maintains and reports, no less than thirty (30) days before its PCI compliance deadline, its PCI compliance to the Treasurer;

G.	Provide the Treasurer the information and supporting documentation requested by the Treasurer, Participants, and Participants’ third-party E-Pay integration service providers necessary in connection with their respective annual PCI assessments, including a detailed listing of the Services Contractor provides E-Pay and their associated PCI scope.

2.4	Customer Service

A.	Provide a team, based in Springfield, IL, to provide customer service to the Treasurer (“Customer Service Team”). Within the Customer Service Team, a minimum of two (2) of Contractor’s employees shall be fully dedicated to E-Pay, one (1) of whom shall be a project manager, who is available to the Treasurer 24-hours a day, 7-days a week, 365-days a year. The Customer Service Team shall be able to provide assistance on the following topics:

1.	Technical support, including, but not limited to, third-party integration, equipment, websites, and testing;

2.	E-Pay enrollment;

3.	E-Pay marketing;

4.	Customer service for Participants and End-Users, as requested by the Treasurer;

5.	Operational communications; and

6.	Accounting for the funding and settlement of E-Pay transactions.

B.	Report to the Treasurer any change in its personnel that could potentially impact the Treasurer;

C.	Provide the Treasurer the ability to log into the Contractor’s Customer Relationship Management (“CRM”) system and have “view” access for ticketing and resolution of Participant and/or End-User issues;

D.	Provide for Participants’ use, a toll-free phone number that is available 24-hours a day, 7-days a week, 365-days a year and an email address for customer service (collectively, “Customer Service”). The Contractor shall use commercially reasonable efforts to resolve all Customer Service issues within 48-hours. Customer Service shall cover the following topics:

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1.	Equipment/software installment and troubleshooting;

2.	Phone scripts;

3.	Maintenance of direct integration;

4.	Participants’ reports;

5.	Accounting for the funding and settlement of E-Pay transactions; and

6.	Reconciliation and chargeback/dispute resolution.

E.	Staff the Participant’s toll-free number with an Illinois-based call center (“Illinois Help Desk”), subject to the approval of the Treasurer. With some exceptions, all calls shall go to the Illinois Help Desk. The Illinois Help Desk shall use a warm transfer to elevate any Participants that require additional expertise, depending upon the issue, to the Treasurer or another call center (“Elevated Help Desk”) (the Illinois Help Desk and Elevated Help Desk shall collectively be, the “Help Desks”). The Elevated Help Desk may be staffed anywhere in the United States of America. The Treasurer may identify specific Participants who shall have direct access to the Elevated Help Desk. The Contractor shall sufficiently staff the Help Desks from 8:00 am through 5:00 pm (“Business Hours”), provide the staff with sufficient training regarding E-Pay and the Services to assist Participants, and have at least one (1) supervisory employee available to provide Participants assistance during Business Hours. The Help Desks may utilize a voice mail service in lieu of live agents outside of the Business Hours.

2.5	Meetings and Training

A.	Provide the Treasurer the following types of training:

1.	Annual on-site training and materials that cover the Services, E-Pay enrollment procedures, applicable industry requirements, and maintenance of Services;

2.	Timely information about material industry, regulatory, or technological trends which are specifically relevant to the Services; and

3.	Telephone or online training on E-Pay related topics and various electronic payment industry related informational topics, as requested by the Treasurer.

B.	Conduct on-site quarterly planning meetings in Springfield, Illinois to review and make recommendations on the structure, organization, and strategies for E-Pay. During such meetings, the Contractor shall provide the following:

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1.	Summary of E-Pay performance, as detailed in the monthly performance reports;

2.	Reports on the performance of the Help Desks, based at a minimum on the Help Desk Performance Standards;

3.	Training on any new industry products, legal mandates, updates, trends, or industry requirements; and

4.	Summary of Contractor’s provision of the Services and recommendations for changes, if any, to the Services and/or the manner in which the Contractor provides the Services, given the then current environment and a discussion on the risks and benefits of any such recommendations.

C.	Conduct an end of year in-person annual review of the Services and E-Pay processes and provide best practice recommendations;

D.	Conduct annual business review meetings with key Participants and the Treasurer, as requested by the Treasurer;

E.	Provide the Treasurer a project manager to assist in planning and execution of a conversion plan. The conversion plan shall include the following:

1.	A project charter that outlines the objectives for enrollment, quality control, development, testing, integration, and communications;

2.	A project schedule that provides key milestones;

3.	A risk management plan, including proposed risk responses;

4.	A list of the conversion team members and each member’s role and responsibilities; and

5.	A table that lists each Participant’s new MID and its old MID.

2.6	Marketing

A.	Assist the Treasurer in its E-Pay marketing efforts by providing expertise via Contractor’s internal resources regarding best practices in targeting any unit of State or local government that is not enrolled in E-Pay (“Eligible Entity”) and growing existing relationships;

B.	Analyze Participants’ databases to identify usage trends and marketing opportunities; and

C.	Facilitate a marketing segmentation analysis to better target Participants and/or Eligible Entities. The Treasurer shall encourage Participants to integrate with the Platform;

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D.	Provide the Treasurer advertising and communications expertise regarding design, creation, and dissemination of effective marketing campaigns to Eligible Entities; and

E.	Assist the Treasurer in the creative design of E-Pay marketing materials, including, but no limited to, logo, websites, and flyers.

3.	COMPENSATION AND FEES

3.1	Participants

The Contractor shall charge Participants for the applicable Services in accordance with the Cost Schedule. Notwithstanding the foregoing, the Contractor shall charge select Participants, determined by the parties, a lower Service Fee (“High Volume Pricing”). High Volume Pricing shall be determined by the Contractor on a case-by-case basis by examining factors including, but not limited to, the Participant’s End-User profile, Card Brand mix, minimum/maximum transaction amount, the average transaction amount, and the type of payments. High Volume Pricing is expected to range from one (1) to five (5) basis points. The parties may mutually agree to provide additional discounts to Participants who receive High Volume Pricing.

3.2	Treasurer

The Contractor shall provide the Treasurer the following:

A.	A monthly monetary contribution for the Treasurer to use to administer E-Pay, and provide Participants PCI compliance services (“Administrative Fee”). The Administrative Fee shall equal the product of ten (10) basis points multiplied by the monthly processing volumes (excluding transaction fees) of cards processed for all Participants but shall not exceed the product of twenty (20) basis points multiplied by the monthly volume (excluding transaction fees) of cards processed for Passing Participants;

B.	Beginning October 1, 2017, a monthly fee for the Treasurer to use to market E-Pay (“Marketing Fee”). The Marketing Fee shall equal $4166.67 per month and is payable by the last day of the next calendar month; and

C.	As of the Effective Date, the Settlement Bank’s monthly Account Maintenance fee is $10. In the event that such fee is lowered, the Contractor shall provide the Treasurer on a monthly basis the difference between $10 and the lowered fee for each Participant that uses the Settlement Bank (e.g., if the Settlement Bank’s fee is lowered to $8, the Contractor shall provide the Treasurer $2/mos. per Settlement Bank Participant). The Contractor shall receive no compensation from the Treasurer pursuant to this Agreement.

3.3	EMV Exchange Program

Pursuant to Section 2.1.F.2 of this Agreement, the Contractor shall exchange Eligible Exchange Terminals as follows:

A.	Eligible Exchange Terminals that have been used by an Absorbing Participant for less than one (1) year shall be exchanged at no cost to the Treasurer or the Participant;

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B.	Eligible Exchange Terminals that have been used by an Absorbing Participant for one (1) year but less than two (2) years shall be exchanged with 25% of the Purchase Credit to be paid by the Treasurer and 75% by the Contractor;

C.	Eligible Exchange Terminals that have been used by an Absorbing Participant for two (2) years but less than three (3) years shall be exchanged with 50% of the Purchase Credit paid by the Treasurer and 50% by the Contractor; and

D.	Eligible Exchange Terminals that have been used by an Absorbing Participant for three (3) years or more shall be exchanged with 75% of the Purchase Credit paid by the Treasurer and 25% by the Contractor.

The Contractor shall deduct the Treasurer’s share of the Purchase Credit, set forth in this Section 3.3, by deducting such costs from the Administrative Fee.

4.	REVIEW

The Treasurer may conduct periodic performance reviews of the Contractor, during which its compliance with all aspects of this Agreement will be reviewed and assessed.

The Treasurer shall evaluate the Customer Service Team’s performance, based on the Customer Service Team Performance Standards, attached hereto as Exhibit D. The Help Desks shall be evaluated, based on the Help Desk Performance Standards, attached hereto as Exhibit E. In the event that Contractor obtains or develops any additional method of measuring Illinois Help Desk and/or Elevated Help Desk performance (e.g., software that calculates call wait time or call abandonment rate), the Contractor shall give the Treasurer notice of such acquisition or development, and the parties shall work in good faith to develop mutually agreeable performance standards that relate to the method of measurement. The Treasurer shall evaluate the Contractor’s electronic payment processing Services based on the Electronic Processing Services Performance Standards, attached hereto as Exhibit F.

If Contractor fails to provide Services in accordance with the applicable performance standards, the Treasurer shall have a discussion with the Project Manager or equivalent thereto, and Contractor shall: (a) promptly investigate and report on the causes of such failure; (b) provide a root cause analysis as soon as commercially practicable; and (c) take commercially reasonable actions to prevent any recurrence of such failure. In the event that the Treasurer is dissatisfied with the Contractor’s provision of the Services, the Treasurer shall discuss its concerns with the Project Manager or equivalent thereto. Should the Contractor continue to fail to meet the performance standards or fail to address the concerns raised by the Treasurer (collectively, the “Problems”) within thirty (30) days after the discussion with the Project Manager, the Treasurer may request a meeting with the Contractor’s Chief Operating Officer (“COO”) to discuss the Problems and agree upon a resolution to the Problems and a timeframe for such resolution. If the Problems are not resolved within fifteen (15) days after the meeting with the COO or the timeframe agreed upon by the parties at the meeting with the COO, then the Treasurer may request a meeting with the Chief Executive Officer to discuss the Problems and agree upon a resolution to the Problems, a timeframe for such resolution, and penalties (if any) should the Problems fail to be resolved within the timeframe.

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5.	TERMINATION

5.1	Termination without Cause

The Treasurer may elect to terminate this Agreement at any time upon thirty (30) calendar days’ notice. Upon termination, the Treasurer will pay for work satisfactorily completed prior to the date of termination as determined in a reasonable manner.

5.2	Termination for Cause

Prior to terminating this Agreement for cause for the reasons set forth below, the non-breaching party shall issue a written warning that outlines the remedial action necessary to bring the breaching party into conformance with this Agreement.  If such remedial action is not completed to the satisfaction of the non-breaching party within thirty (30) business days, a second written warning may be issued.  If satisfactory action is not taken by the breaching party within five (5) business days of the date of the second written warning, this Agreement may be cancelled and the breaching party may recover any and all damages involved, including, without limitation, with respect to the Treasurer, damages involved with the transition to a new vendor including incidental and consequential damages.  Failure by a party to issue a warning or cancel this Agreement does not waive any of such party’s rights to issue subsequent warnings.

In addition, the Treasurer reserves the right to reduce the fee paid to Contractor as compensation for Services pursuant to this Agreement, if any, during any period Contractor fails to perform with reasonable care any of its obligations under this Agreement.

A.	Notwithstanding any language to the contrary, this Agreement may be terminated by the Treasurer for cause under any of the following circumstances:

1.	Contractor fails to furnish a satisfactory performance within the time specified;

2.	Contractor fails to perform any provision of this Agreement, or so fails to make progress as to endanger performance of this Agreement in accordance with its terms;

3.	Any Services are rejected and are not promptly corrected by Contractor, or repeatedly rejected even though Contractor offers to correct Services promptly;

4.	There is sufficient evidence to show that fraud, collusion, conspiracy, or other unlawful means obtained this Agreement;

5.	Contractor is guilty of misrepresentation in connection with another contract for services to the State;

6.	Contractor is adjudged bankrupt or enters into a general assignment for the benefit of their creditors or receivership due to insolvency;

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7.	Contractor disregards laws and ordinances, rules, or instructions of a contracting officer or acts in violation of any provision of this Agreement or this part, or this Agreement conflicts with any statutory or constitutional provision of the State of Illinois or of the United States; or

8.	Any other breach of contract or other unlawful act by Contractor occurs.

B.	Notwithstanding any language to the contrary, this Agreement may be terminated by the Contractor for cause under any of the following circumstances:

1.	Treasurer disregards laws and ordinances, rules, or acts in violation of any provision of this Agreement or this part, or this Agreement conflicts with any statutory or constitutional provision of the State of Illinois or of the United States; or

2.	Any other material breach of contract or other unlawful act by Treasurer occurs.

6.	WORK PRODUCT

6.1	Ownership of Work Product.

Except as otherwise agreed to in writing, all work product including, but not limited to, documents, reports, data, information, and ideas specially produced, developed or designed by the Contractor under this Agreement for the Treasurer, whether preliminary or final, will become and remain the property of the Treasurer, including any copyright or service marks Contractor develops on behalf of the Treasurer. The Treasurer shall have the right to use all such work product without restriction or limitation and without further compensation to Contractor.

6.2	Return of Work Product.

Within thirty (30) days after expiration or termination of this Agreement, the Contractor shall deliver to Treasurer, or to a third party, if so instructed by the Treasurer, all work product in Contractor’s possession in the performance of this Agreement. If requested by the Treasurer, the Contractor shall certify in writing that all such work product has been delivered to the Treasurer.

7.	SUBCONTRACTING

The Contractor may not utilize the services of a subcontractor for amounts that exceed $50,000 to fulfill its obligations under this Agreement without prior approval of the Treasurer. Subcontractors will be required to complete the State Certifications and Disclosure Forms.

8.	State Furnished Property

Contractor shall be responsible for the security, protection, and timely return of all property furnished by the Treasurer or any of its vendors, if any, including but not limited to, research materials, documents, data, photographs, drawings, or plans.

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9.	INDEMNIFICATION AND LIABILITY

9.1	Indemnification

Contractor shall indemnify and hold the Treasurer harmless from and against any and all third-party claims, including but not limited to, attorneys’ fees and losses due to breach of the Agreement, the negligent acts or omissions or willful misconduct of Contractor, its employees, or agents. Contractor has a duty to select, with due diligence, all other entities that shall be necessary to implement the Agreement. Contractor shall establish and enforce reasonable procedures to assure the Treasurer of the performance by all other entities of the services necessary to implement this Agreement.

9.2	Liability

The Treasurer assumes no liability for the acts or omissions of the Contractor. This liability rests solely with the Contractor. The Contractor shall be liable to the Treasurer for actual and compensatory damages that are available to the Treasurer in law or remedies in equity.

9.3	Limitation of Liability

EXCEPT AS PROVIDED IN SECTIONS 5 AND 9, INCLUDING ANY SUBSECTIONS THERETO, OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE, TO THE EXTENT PERMITTED BY LAW, FOR ANY LOSS OF BUSINESS, LOSS OF USE OR OF DATA, INTERRUPTION OF BUSINESS, LOST PROFITS OR GOODWILL, OR OTHER INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. With the exception of Sections 5 and 9, including any subsections thereto, of this Agreement, under no circumstances shall either party’s total and aggregate liability of all kinds arising out of or related to this Agreement, regardless of the forum and regardless of whether any action or claim is based on contract, tort or otherwise, exceed at any point $6,000,000. The foregoing limitation in this Section is cumulative, with all payments for claims or damages being aggregated to determine satisfaction of the limit, and the existence of one or more claims will not enlarge that limit. Each Party acknowledges that, to the extent permitted by law, these limitations will apply notwithstanding any failure of essential purpose of any limited remedy.

10.	NON-COMPETE

Throughout the term of this Agreement, Contractor shall not enter into any new contracts to provide any of the Services with any unit of State or local government in Illinois. Throughout the term of this Agreement and for one (1) year afterwards, Contractor shall not solicit any unit of State or local government in Illinois or enter into a contract with a current or former Participant to provide the Services. Notwithstanding the foregoing, the Treasurer may grant a waiver, permitting the Contractor to enter into a contract with a current or former Participant, if the Contractor provides the Participant pricing that is a minimum of ten (10) basis points higher than the pricing the Participant would receive with E-Pay pursuant to this Agreement. In the event that Contractor has an existing contract to provide any of the Services with a unit of State or local government in Illinois at the time this Agreement is executed, Contractor shall provide the Treasurer a list of such contracts and the names of the units of State or local government that are parties to such contracts attached hereto as Exhibit G (“Exempt List”). Notwithstanding anything to the contrary in this Section, Contractor may extend existing contracts and enter into new contracts with any unit of State or local government in Illinois that is on the Exempt List.

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11.	INDEPENDENT STATUS

The Contractor is an independent contractor to the Treasurer. This Agreement does not create the relationship of agent, servant, employee, partnership, joint venture, or association between Contractor and the Treasurer. Neither the Contractor nor any persons employed by the Contractor may represent themselves as employees of the Treasurer or the State of Illinois.

12.	LAWS OF ILLINOIS

This Agreement shall be governed by and construed according to the laws of the State of Illinois, without regard to conflicts of law principles. Any action by Contractor against the Treasurer can only be brought in the Illinois Court of Claims.

13.	DISASTER RECOVERY AND BACKUP FACILITIES

Contractor shall prepare and test a plan for recovery of financial transactions and related information in the event of a disaster or system failure.  Contractor shall furnish a copy of the plan, test results, and the results of the annual audit of the disaster recovery plan to the Treasurer.

14.	NOTICES

All notices required under the terms of this Agreement shall be in writing and shall be deemed effective upon receipt when delivered personally, sent by facsimile or e-mail, or seven (7) business days after being sent by registered or certified mail, postage prepaid, return receipt requested at the address listed below, or at such other address or to such other parties as may be specified in writing by the parties hereto:

If to the Treasurer:	If to Contractor:
Johanna Perez	Christopher F. Battel
Director of E-Pay and Illinois Funds	Chief Operating Officer
Operations	JetPay Payment Services, FL, LLC
Office of the Illinois State Treasurer	316 S. Baylen Street, Suite 590
100 West Randolph St., Suite 15-600	Pensacola, FL 32502
Chicago, IL 60601	chris.battel@jetpay.com
jperez@illinoistreasurer.gov

16.	CONFIDENTIALITY

This Section shall survive the termination of this Agreement.

16.1	Confidential Information

Each party shall be prohibited from using or disclosing information received in the course of fulfilling its obligations pursuant to the Agreement (“Confidential Information”), except in the performance of its internal responsibilities and normal functions. Confidential Information includes all information but the following: (a) information already known or independently developed by the recipient; (b) information required to be released by law; (c) information in the public domain through no wrongful act of the recipient; and (d) information received by the recipient from a third party who was free to disclose it. In addition, Contractor must clearly mark all of its Confidential Information with “CONFIDENTIAL INFORMATION” in order for it to be deemed Confidential Information.

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16.2	Use of Confidential Information by Employees and Agents of Contractor.

The requirement of confidentiality under this Agreement also applies to the employees and agents of the Contractor and Treasurer. Each party shall use its best efforts to ensure that its employees and agents adhere to the confidentiality requirements set forth herein. Use by and disclosure to employees and agents of Confidential Information to the extent necessary to carry out the terms and purposes of this Agreement is acceptable.

16.3	Protection of Confidential Information.

The Contractor represents, warrants, and covenants that it has implemented and will maintain an information security program reasonably designed to protect Confidential Information, including customer information, which program includes administrative, technical, and physical safeguards to ensure the security and confidentiality of all customer information, to protect against anticipated threats or hazards to the security or integrity of such customer information, and to protect against unauthorized access to or use of such customer information.

16.4	Privacy Policy

Contractor will comply with any applicable federal or state laws or regulations, as well, to the extent commercially reasonable, any privacy policy developed by the Treasurer. Contractor further agrees to establish, maintain, and comply with a privacy policy with respect to the Services that meets the requirements of applicable law.

16.5	Program Lists

The Contractor specifically agrees that it shall not, and shall cause its subcontractors and affiliates not to, sell, provide, or otherwise disclose information from, any E-Pay and/or Participant list to any third party, unless otherwise directed to or approved by the Treasurer or required by applicable law.

17.	RIGHT TO AUDIT BOOKS AND RECORDS

The Contractor and any subcontractor shall maintain, for a minimum of five (5) years after the termination of this Agreement, adequate books, records, communications, and supporting documents related to this Agreement in each case to the extent necessary to support amounts charged to the Treasurer pursuant to this Agreement. These documents shall be available for review and audit by the Treasurer and the Illinois State Auditor General. The Contractor agrees to cooperate fully with any audit conducted by the Auditor General or the Treasurer and to provide full access to all relevant materials. Failure to maintain the books, records, and supporting documents required by this section shall establish a presumption in favor of the Treasurer for the recovery of any funds paid by the Treasurer under the underlying agreement for which adequate books, records, and supporting documentation are not available to support their purported disbursement.

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18.	ACCESS TO INFORMATION

Upon request, the Contractor shall provide the Treasurer access to all files, records, participant email addresses, documents, and data pertaining to E-Pay that are in its possession and control regardless of how that information is stored.  The information shall be provided in a form acceptable to the Treasurer.

During the term of this Agreement, the Contractor shall retain copies of each Participant’s contracts and the documents related to each Participant’s application, enrollment, and maintenance (collectively, the “Participant Documents”). Notwithstanding the foregoing, in the event that a Participant terminates E-Pay during the term of this Agreement, the Contractor shall retain such Participant’s Participant Documents until the earlier of a) three (3) years after the Participant’s termination of E-Pay or b) the termination date of this Agreement. Upon termination of this Agreement, the Contractor shall electronically transfer to the Treasurer all of the Participant Documents in a format to be requested by the Treasurer.

19.	MOST FAVORABLE TERMS

If more favorable terms are granted by the Contractor to any similarly sized (i.e., processing amount, number of Participants, or number of MIDs) E-Pay provider in a contemporaneous agreement under the same or similar financial terms and circumstances for comparable services or to an entity on the Exempt List, the more favorable terms will be applicable under this Agreement.

20.	ASSIGNMENT

Each term and provision of this Agreement is binding and enforceable against and inures to the benefit of any successors of the Treasurer and any successors of Contractor, but neither this Agreement nor any of the rights, interests, or obligations is assignable without the prior written consent of the other party. Any attempt by Contractor to transfer or assign any rights or obligations related to the provision of the Services, except to an affiliate or in connection with or to any successor in interest by acquisition, merger, operation of law, or otherwise, without the prior written consent of the Treasurer, shall render this Agreement voidable by the Treasurer. The Treasurer may unilaterally bind any successor of the provider to the terms and conditions of any Agreement between the parties.

21.	INTERNAL CONTROLS

If applicable, the Contractor shall annually provide the Treasurer with a copy of the Annual Report or Form 10-K of its parent holding company and its most recent SSAE 16 report, which will include the attestation of the company’s independent registered accounting firm, regarding the company’s internal control over financial reporting.

22.	DISCLOSURES/STATE CERTIFICATIONS

This Agreement incorporates Contractor’s fully executed Disclosures and State Certifications, a copy of which is attached hereto as Exhibit H.

23.	WAIVER; Interpretation

Waiver of breach of any provision of this Agreement on any occasion will not be deemed a waiver of that provision or of any other provision on any other occasion, nor will such waiver affect the right of either party to terminate this Agreement. If any provision in this Agreement is held to be invalid or unenforceable for any reason, such provision will, to the extent of such invalidity or unenforceability, be severed, but without in any way affecting the remainder of such provision or any other clause in this Agreement, and the provision will be replaced with a provision which, to the extent permitted by applicable law, achieves the purposes intended by the invalid or unenforceable provision.

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24.	Execution in Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The parties agree that a fax or electronically transmitted valid and authorized original signature shall be deemed an original provided the original copies are promptly delivered.

25.	ENTIRE AGREEMENT

Any exhibits attached hereto are hereby incorporated herein. This Agreement, including any exhibits, contains the entire agreement of the parties. This Agreement may be changed only by a written agreement signed by both parties.

[Signatures on the next page.]

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IN WITNESS WHEREOF, the parties have caused this E-Pay Master Agreement to be executed by their duly authorized officers as of the date first above written.

OFFICE OF THE ILLINOIS STATE TREASURER	JETPAY PAYMENT SERVICES, FL, LLC

/s/ Michael W. Frerichs	/s/ Diane Faro
Michael W. Frerichs	Diane Faro
Treasurer	Chief Executive Officer

By:	/s/ Jay Rowell
Jay Rowell, Deputy Treasurer or
Justin Cajindos, Chief of Staff

Date:	1/31/17	Date:	1/31/17

/s/ Rodrigo Garcia
Rodrigo Garcia
Chief Financial Officer

Date:	1/31/17

Reviewed for Legal Sufficiency

Chief Procurement Officer

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Exhibit A

Cost Schedule

Passing Participant Processing Fees
Processing Fee
Use E-Pay's Settlement Bank	2.25% minimum of $1.00 *
Use Participant's Own Settlement Bank	2.3% minimum of $1.00 *
*Processing Fee includes the cost of any Supported Device, selected by the Participant, which shall be provided based upon Participant volume: $1 = 1 Supported Device and any additional Supported Device per $300,000 in processing volume. Notwithstanding the foregoing, the Contractor reserves the right to offer Participants free Supported Devices, regardless of processing volume.

Absorbing Participant Fees
	Fees with no Supported Device (Participant purchases or rents)	Fees with Free Supported Device**
Use E-Pay's Settlement Bank	Cost* plus 3 basis points and $0.03 per transaction	Cost* plus 8 basis points and $0.03 per transaction
Use Participant's Own Settlement Bank	Cost* plus 3 basis points and $0.03 per transaction. $15/mos.	Cost* plus 8 basis points and $0.03 per transaction. $15/mos.
*Cost = interchange rates, dues, assessments, and any other pass through fees from the Card Brands. **Participants may pick any Supported Device. Contractor shall provide Supported Devices based upon the Participant's volume: $1 = 1 Suppported Device and any additional Supported Device per $300,000 in processing volume. Notwithstanding the foregoing, the Contractor reserves the right to offer Participants free Supported Devices, regardless of processing volume.

E-Checks
	Passing Participant	Absorbing Participant
E-check	$0.50 per transaction	$0.08 per transaction
E-check with Verification	$0.75 per transaction	$0.33 per transaction

Chargeback and Return Fees
Fee
Chargeback fee when EMV device utilized	$5.00 per chargeback, fee paid by Participant
Chargeback fee when non-EMV device utilized	$15.00 per chargeback, fee paid by Participant
E-check return fee	$30.00 charged to End-User

Supported Devices
	Purchase	Monthly Rental Fee
EMV swipe devices
Pax S300	$300	$15
Pax S500	$300	$15
Verifone VX520	$300	$15
Verifone VX520 with VX805	$500	$25
Verifone VX680	$500	$25
Check scanner	$400 per device	$15 per device
POS kiosk	$500 per device	$15 per device

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Exhibit B

Supported Devices List

1.	Pax S300;

2.	Pax S500;

3.	Verifone VX520;

4.	Verifone VX520 with VX805;

5.	Verifone VX680;

6.	Check scanner; and

7.	POS kiosk.

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Exhibit C

Recognized Visa Processors

1.	Chase Paymentech;

2.	Elavon;

3.	First American Payment Systems;

4.	First Data;

5.	Global Payments;

6.	Merchant e-Solutions;

7.	Moneris;

8.	TSYS;

9.	Vantiv; and

10.	WorldPay (North America).

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Exhibit D

Customer Service Team Performance Standards

The following are the performance standards for the Customer Service Team:

1.	The Customer Service Team shall respond to the Treasurer’s phone calls within one (1) business day;

2.	Respond to the Treasurer’s e-mails within two (2) business days of receipt of the e-mail;

3.	Provide notification of planned system maintenance a minimum of three (3) business days prior to maintenance;

4.	Provide merchant IDs and enrollment verification documentation within three (3) business days of application approval;

5.	Provide the Treasurer electronically, in a format to be requested by the Treasurer, the Participant Documents for a Participant at the time of its enrollment;

6.	Acknowledge Contractor’s Service errors and respond within four (4) hours of notification;

7.	Remediate known errors related to payment processing and use best efforts to remediate such errors within twenty-four (24) hours of notification; and

8.	Provide the Treasurer a formal impact statement and list of affected Participants within two (2) business days of error resolution.

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Exhibit E

Help Desk Performance Standards

In addition to the other performance standards in this Agreement, the following are the performance standards for the Help Desks:

1.	During Business Hours, the Help Desks shall resolve 95% of issues presented by Participant phone calls within twenty-four (24) hours of receipt; and

2.	During Business Hours, the Help Desks shall resolve 98% of issues presented by Participant phone calls within forty-eight (48) hours of receipt.

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Exhibit F

Electronic Processing Services Performance Standards

The following are the electronic payment processing performance standards for the Contractor:

1.	Implement at least 95% of all new enrollments accurately (i.e., no trouble shooting needed);

2.	Implement at least 95% of all change of information requests accurately (i.e., no trouble shooting needed);

3.	Bring Services live for each Participant within one (1) business day of a n go-live date that is mutually agreed upon by the parties and the Participant;

4.	Maintain 99.9% uptime on all Services;

5.	Fund all payments within three (3) business days; and

6.	Take the following steps in response to Service interruptions:

a.	Communicate any Service disruptions to the Treasurer and Participants, including the manner in which the disruption will be remedied and a projected timeframe for its resolution, a maximum of twelve (12) hours after the disruption.

b.	Remediate known errors related to payment processing and use best efforts to remediate such errors within twenty-four (24) hours of notification;

c.	Provide Participants a formal impact statement within two (2) business days of error resolution; and

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Exhibit G

Exempt List

1.	Lake Egypt Water & Wastewater District;

2.	Village of Olympia Fields;

3.	Village of Richton Park;

4.	Village of Westmont;

5.	Lake County Public Works;

6.	City Water, Light and Power; and

8.	City of Springfield.

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